Exhibit 23.5
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     We hereby consent to the references to our firm in this Registration Statement on Form S-1 (including any amendments thereto, related appendices and financial statements) filed by Memorial Production Partners LP, or the Registration Statement; the inclusion of our report, dated June 17, 2011, with respect to estimates of reserves and future net revenues as of December 31, 2010, to the BlueStone Natural Resources LLC interest, as an appendix to the prospectus included in the Registration Statement and/or as an exhibit to the Registration Statement; and the inclusion of our report, dated June 17, 2011, with respect to our audit of estimates of reserves and future net revenues as of December 31, 2010, to the WHT Energy Partners LLC interest, as an appendix to the prospectus included in the Registration Statement and/or as an exhibit to the Registration Statement. We further consent to the reference to our firm as experts in this Registration Statement, including the prospectus included in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
August 11, 2011